EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 21, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 Annual Report to Shareholders of Delaware Foundation Conservative Allocation Fund, Delaware Foundation Moderate Allocation Fund, Delaware Foundation Growth Allocation Fund and Delaware Foundation Equity Fund (constituting Delaware Group® Foundation Funds®), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 28, 2013